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                     January 13, 2023

       Romolo Santarosa
       Senior Executive Vice President and Chief Financial Officer Hanmi Financial Corporation
       900 Wilshire Boulevard, Suite 1250
       Los Angeles, California 900017

                                                        Re: Hanmi Financial
Corporation
                                                            Form 10-K For the
Fiscal Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 000-30421

       Dear Romolo Santarosa:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance